Exhibit 99.2

Colleague FAQs - New Questions Added 3/15/18

General Questions

1.	Could competitors potentially come in and offer a different price for XL Catlin?

•	While always possible, we believe AXA’s offer represents an attractive value to our shareholders.

2.	Are there concerns with regard to antitrust regulations?

•	While customary antitrust regulatory approvals must be obtained, we do not expect any concerns to be raised during the approval process.
Colleague and Operational Questions

3.	How will the acquisition affect shared services and corporate functions?

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It is too early to know any specific outcomes though we recognize that this is an area of particular concern, and as we have said, we will take every measure to create career opportunities for our colleagues at the new company, and treat any impacted colleagues with the utmost fairness and respect.

4.	When might we expect to see integration related announcements such as leadership levels in the new company?

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As Greg said in his recent note, similar to our process when XL and Catlin came together, we are establishing an integration steering committee and working groups and had our first high level meeting March 12. However, unlike the early days of planning for the Catlin integration where we had the benefit of more time to prepare before announcing the deal, this process is just getting underway because of the speed at which the AXA deal came together. We will keep people informed in as timely a manner as possible.

5.	How does the deal affect our Brexit planning?

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Our current plan is to move our legal entity XL Insurance Company SE to Dublin, leaving the Catlin platform and the Lloyd’s syndicate in London to cover UK and Ireland business. That plan is unchanged.

6.	Mention was made during the announcement regarding reduced need for a head office for XL Catlin going forward. Can you explain?

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The proposed transaction will make XL Catlin a division of AXA and XL Group Ltd will no longer be an independent company publicly traded on the NYSE. The “head office” reference was regarding a reduced need for infrastructure to support a U.S. publicly listed independent entity.

Culture & Internal Questions

7.	XL Catlin’s culture is distinctive, will that change?

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As mentioned in the announcement, a goal of this transaction, and what was mutually appealing between XL Catlin and AXA, is the opportunity to maintain the unique and entrepreneurial culture that has made us such a success.

8.	We have made progress in Diversity & Inclusion (D&I) at XL Catlin. Will our focus on D&I continue?

•	Yes. We are committed to D&I and our commitment to expanding both diversity and inclusion at XL Catlin will absolutely continue.

9.	Will our Corporate Social Responsibility (CSR) and environmental commitments continue?

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Yes. We are committed to sustainability, being environmentally responsible, and helping clients and partners build resilience through our products. That will not change and our broader commitment to CSR will absolutely continue.

10.	Are you aware of any potential changes regarding compensation and benefits?

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In general, between the closing of the transaction (expected in the second half of 2018) and at least until Dec. 31, 2019, AXA has agreed to provide each continuing colleague with: their base salary at no less than the current level, target and annual long-term incentive opportunities similar in aggregate to current opportunities, and benefits that are no less favorable than current offerings.

Client and Market Questions

11.	Are we changing our risk appetite as a result of the transaction?

•	Until the transaction closes our focus must remain on delivering our plans, and our risk appetite is unchanged.

12.	Will the purchase affect capacities of XL Catlin’s current lines of business?

•	There are no changes at the present time. We will evaluate lines of business as a part of the integration process.

13.	Could you elaborate on opportunities created by XL Catlin’s and AXA’s complementary businesses?

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We see many opportunities across the combined P&C platform contemplated by the proposed combination of XL Catlin and AXA Corporate Solutions, as part of the broader AXA family. To name just a few, cross-sell opportunities using AXA’s existing network, the possibility of converting existing AXA following positions into leading positions, and AXA’s existing small commercial business in North America, which may offer another potential means to grow our specialty business.

14.	Will we continue the XL Catlin model of keeping underwriting teams close to clients and brokers?

•	As champions of our business going forward we have every intention of preserving successful models and processes.

15.	Has this proposed transaction affected XL Catlin’s ratings?

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Following the announcement of a transaction of this size, it is not uncommon for a ratings agency to place under review the Financial Strength Ratings and/or Credit Ratings of one or both parties with final action pending the outcome of the transaction. As always, we will communicate directly with our colleagues regarding any substantive ratings actions.

Media and External Communications Questions

16.	Is there any guidance for colleagues on how to engage with AXA and AXA colleagues on social media?

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As noted, XL Catlin and AXA remain independent and separate until closing. Interactions with AXA or AXA colleagues on social media should be treated as you would with any other person who is not an XL colleague.

•	Colleagues are reminded to review the Code of Conduct and Code Supplement for guidance on and rules of any social media use.

Colleague FAQ - Original Questions 3/5/18

1.	Who is AXA?

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With more than 100,000,000 customers (across more than 60 countries) and more than 165,000 employees and agents, AXA is a global financial leader across three major business lines: property-casualty insurance, life & savings, and asset management.

•	AXA is headquartered in Paris and has offices worldwide.

2.	Why is AXA a good fit for XL?

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We have determined that a combination with AXA is the best way to accelerate our vision for the company of the future and create the most innovative (re)insurer while creating immediate value for XL stockholders.

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This combination will create an even more relevant P&C provider through enhanced scale, broader geographic reach, a shared drive to be at the forefront of industry innovation and a strong culture recognized for dedication to client service.

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Colleagues from both companies will benefit from being part an even stronger combined organization, serving the full spectrum of corporate clients and dedicated to market-leading innovation and customer service.

3.	How will AXA bolster XL’s products and services?

•	Together, AXA and XL are committed to creating the most innovative (re)insurer known for solving complex risks and enabled by the best talent in the industry.

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This combination will create an even more relevant P&C provider through enhanced scale, broader geographic reach, a shared drive to be at the forefront of industry innovation and a strong culture recognized for dedication to client service.

•	As part of the AXA family, XL Catlin customers will benefit from accelerated delivery of even more innovative operational and analytical skills.

4.	Why now? Is there any issue with XL that is pushing us to do this transaction?

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As Mike said in his note to Colleagues, we did not seek to sell the Company; AXA reached out to us with a vision for how we could create something special together and still maintain the XL Catlin culture and brand, and made clear that they would be willing to pay our existing shareholders an attractive value to do so.

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We are pleased with our progress, proved the resiliency of our business in 2017 and had a path to deliver double digital returns and remain independent, but we believe the combination with AXA is a compelling opportunity.

•	We are all well aware of the consolidation happening across the global (re)insurance industry and the need to have greater relevance with our clients and brokers.

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This combination will create an even more relevant P&C provider through enhanced scale, broader geographic reach, a shared drive to be at the forefront of industry innovation and a strong culture recognized for dedication to client service.

5.	Are there any immediate changes resulting from this acquisition? How will this affect the day-to-day operations at XL?

•	Until the deal closes, XL Catlin and AXA remain two separate companies, and our focus needs to be on delivering our plans.

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That means that there will be no immediate changes to your day-to-day responsibilities - it’s business as usual until the transaction is completed, and our focus should remain on delivering the 2018 plan.

6.	How will this impact my job?

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For the most part, given minimal existing portfolio overlap and the fact that the majority of the combined workforce going in will come from XL Catlin, we do not expect a substantial impact to our existing workforce after the close of the transaction.

•	However, as you would expect in any transaction, there will be some impact to colleagues in the form of redundancies, primarily in some corporate functions.

•	We will take every measure to create career opportunities for our colleagues at the new company, and treat any impacted colleagues with the utmost fairness and respect.

•	We understand and appreciate that this process can cause concern and uncertainty.

•	While we don’t have all the answers right now, we can assure you that we will be thoughtful and transparent in any decisions we make.

7.	Will XL’s existing management stay with the new company?

•	Effective today, Greg Hendrick will take on the role of President and COO at XL Group.

•	Following the transaction close, he will join the Management Committee of AXA Group and will lead the new P&C business going forward, reporting directly to AXA CEO Thomas Burberl.

•	Greg will be charged with maintaining the unique and entrepreneurial culture that has made us such a success.

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We expect the balance of the P&C leadership team to be comprised of the best talent both companies have to offer, while noting that the majority of the combined workforce going in will come from XL Catlin.

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Mike McGavick intends to stay on through the close of the deal, which is subject to approval by our shareholders and regulators. Following the close, he’ll become the Vice Chairman of the new P&C business and Special Advisor to Thomas to ensure a smooth integration.

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Keep in mind that the transaction has just been announced. More decisions will be made in the coming weeks and months as the transaction proceeds to closing, which is expected in the second half of 2018.

8.	Will the XL Catlin brand be maintained in any form? Or will our name go away?

•	The intent is to preserve our brand in distinct form; leadership and marketing teams are working to decide exact constructions of the new identity.

9.	There were recent media reports that companies were interested in acquiring XL - why was there no comment at that time?

•	As you know, many companies including XL are subject to those types of speculative media reports from time to time, particularly in the global insurance and reinsurance industry.

•	It is our policy that we never comment on such rumors.

10.	How is this transaction structured?

•	AXA has made a cash offer to purchase all outstanding shares of XL common stock for $57.60 per share.

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This represents a premium of 33% to XL’s closing share price on March 2, 2018, the last trading day prior to the transaction announcement, and a premium of 53% to XL’s unaffected closing share price on February 6, 2018, when market rumors arose relating to a potential sale of XL.

11.	What business changes do you expect as a result of the transaction?

•	As the existing portfolios are largely complementary, combining XL with AXA Corporate Solutions creates a champion for all commercial and specialty businesses across geographies.

•	XL’s broad product set could be delivered to AXA commercial customers through access to AXA’s extensive regional distribution network.

•	XL’s strong US-based underwriting capabilities can allow for the conversion of existing AXA “follow” customers to led global programs, particularly within France and Germany.

•	XL’s disciplined approach to underwriting can enhance AXA’s already strong capability.

•	Our reinsurance segment operations will be unaffected by the transaction.

12.	Are there immediate reporting or day-to-day changes?

•	Until the deal closes, XL Catlin and AXA remain two separate companies and our focus needs to be on delivering our plans.

•	In the immediate term, your reporting structure will not change.

•	We are committed to being thoughtful and transparent in any decision we make, and will communicate with you regarding any planned changes.

13.	Will there be changes to my compensation or benefits?

•	All planned compensation changes at XL will be implemented, and 2017 bonuses will be paid (on March 15) in normal course.

•	As part of the transaction, we have an agreement to offer substantially similar compensation and benefits through year-end 2019 for all XL colleagues joining AXA.

14.	How will the integration process work?

•	Over the coming months, integration teams from XL and AXA will work to thoughtfully plan the integration.

15.	What does this mean for our customers?

•	Once the transaction has closed, XL and AXA will be working closely to share best practices and evaluate our product lines, so we can deliver the best possible solutions for our customers.

•	We will have a thoughtful and detailed plan to communicate any changes with our customers, and will share more information as we move forward on our path toward closing.

16.	Who do I go to with questions about this announcement?

•	Please do not hesitate to reach out to your manager with questions.

•	You can also email communications@xlcatlin.com

17.	What should I do if someone outside the company contacts me about the deal?

•	Please direct any media enquiries regarding the news to Sinead Finlay in the UK at Sinead.Finlay@xlcatlin.com or +44 20 7621 4377.

•	Please direct any customer enquiries regarding the news to Kelly Lyles.

Additional Information about the Proposed Transaction and Where to Find It
In connection with the proposed transaction, XL will file with the United States Securities and Exchange Commission (“SEC”) a proxy statement on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction. This material is not a substitute for the proxy statement or any other document which XL may file with the SEC. INVESTORS IN AND SECURITY HOLDERS OF XL ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR WILL BE FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with or furnished to the SEC by XL through the website maintained by the SEC at www.sec.gov or by contacting the investor relations department of XL:
Investor Relations
XL Group Ltd
Abbe F. Goldstein, CFA
abbe.goldstein@xlcatlin.com

Participants in the Solicitation
XL and its directors and executive officers may be deemed to be participants in the solicitation of proxies from XL’s shareholders in connection with the proposed transaction. Information regarding XL’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in XL’s annual proxy statement filed with the SEC on April 5, 2017, XL’s Current Report on Form 8-K filed with the SEC on October 26, 2017 and XL’s Current Report on Form 8-K filed with the SEC on February 20, 2018. A more complete description will be available in the proxy statement on Schedule 14A that will be filed with the SEC in connection with the proposed transaction. You may obtain free copies of these documents as described in the preceding paragraph filed, with, or furnished to, the SEC. All such documents, when filed or furnished, are available free of charge on the SEC’s website (www.sec.gov) or by directing a request to XL at the Investor Relations contact above.